Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 22, 2012

$[—] Super TrackSM Notes due October 29, 2014 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-7857

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 25, 2013

Issue Date:	April 30, 2013

Final Valuation Date:	October 24, 2014*

Maturity Date:	October 29, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Maximum Return:	[13.00% - 15.00%]† † The actual Maximum Return will be set on the Initial Valuation Date and will not be less than 13.00%.

Payment at Maturity:

If the Index Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, subject to the Maximum Return on the Notes. Accordingly, if the Index Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Index Return]

Assuming the Maximum Return is set at 13.00% on the Initial Valuation Date, if the Index Return is 13.00% or more, you return will be limited to the Maximum Return of 13.00% and you will receive (subject to our credit risk) the maximum total payment of $1,130.00 for every $1,000 principal amount Note that you hold.

If the Index Return is less than or equal to 0.00%, you will be fully exposed to such decline and you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

As such, if the Final Level of the Index declines in relation to its Initial Level, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Index declines beyond its Initial Level. In such a scenario, you will lose some or all of your principal at maturity.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	The lowest Index Closing Level observed on the scheduled observation dates, subject to the Floor Level.

Final Level:	The Index Closing Level on the Final Valuation Date.

Floor Level:	[—], 90.00% of the Index Closing Level on the Initial Valuation Date.

Observation Dates*:	April 25, 2013 (the Initial Valuation Date); May 9, 2013; May 23, 2013; June 6, 2013; June 20, 2013, July 3, 2013 and July 18, 2013.

Index Closing Level:	With respect to an Index Business Day, the closing level of the Index published at the regular weekday close of trading on that valuation date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TTK3 / US06741TTK33

*	Subject to postponement for non-Index Business Day and in the event of a market disruption event and as described under “Market Disruption Events and Adjustments” in this preliminary pricing supplement “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”.
**	Subject to postponement for non-Index Business Day and in the event of a market disruption event and as described under “Market Disruption Events and Adjustments” in this preliminary pricing supplement and “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$	$	$

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the Notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their pricing. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming a hypothetical Initial Level of 1,541.6, a Maximum Return of 13.00%. These examples do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	Payment at Maturity*	Total Return
3083.22	100.00%	$1,130.00	13.00%
2929.06	90.00%	$1,130.00	13.00%
2774.90	80.00%	$1,130.00	13.00%
2620.74	70.00%	$1,130.00	13.00%
2466.58	60.00%	$1,130.00	13.00%
2312.42	50.00%	$1,130.00	13.00%
2158.25	40.00%	$1,130.00	13.00%
2004.09	30.00%	$1,130.00	13.00%
1849.93	20.00%	$1,130.00	13.00%
1772.85	15.00%	$1,130.00	13.00%
1742.02	13.00%	$1,130.00	13.00%
1695.77	10.00%	$1,100.00	10.00%
1618.69	5.00%	$1,050.00	5.00%
1541.61	0.00%	$1,000.00	0.00%
1464.53	-5.00%	$950.00	-5.00%
1387.45	-10.00%	$900.00	-10.00%
1233.29	-20.00%	$800.00	-20.00%
1079.13	-30.00%	$700.00	-30.00%
924.97	-40.00%	$600.00	-40.00%
770.81	-50.00%	$500.00	-50.00%
616.64	-60.00%	$400.00	-60.00%
462.48	-70.00%	$300.00	-70.00%
308.32	-80.00%	$200.00	-80.00%
154.16	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*	per $1,000 principal amount Note

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an Initial Level of 1,541.61 to a Final Level of 1,618.69.

Because the Index Return of 5.00% does not exceed the hypothetical Maximum Return of 13.00%, the investor receives a payment at maturity of $1,050.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × 5.00%] = $1,050.00

The total return on the investment of the Notes is 5.00%.

Example 2: The level of the Index decreases from an Initial Level of 1,541.61 to a Final Level of 1,387.45.

Because the Final Level of 1,387.45is less than the Initial Level of 1,541.61, the investor will be fully exposed to such decline and will receive a payment at maturity of $900.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -10.00%] = $900.00

The total return on the investment of the Notes is -10.00%.

Example 3: The level of the Index increases from an Initial Level of 1,541.61 to a Final Level of 1,772.85.

Because the Index Return of 15.00% exceeds the Maximum Return of 13.00%, the investor will receive a payment at maturity of $1,130.00 per $1,000.00 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 13.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of the Index on the Final Valuation Date, any scheduled Observation Date(s) or the Maturity Date, such date will be postponed. If such postponement occurs, the Index Closing Level on such date will be determined using the Index Closing Level on the first following Index Business Day on which no Market Disruption Event occurs or is continuing in respect of the Index. In no event, however, will the relevant date be postponed by more than five days that would have been Index Business Days but for the occurrence of a Market Disruption Event. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such fifth day, the Calculation Agent will determine the Index Closing Level by estimating the Index Closing Level that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Final Valuation Date is postponed, the related Maturity Date will be the third Business Day following such Final Valuation Date, as postponed.

PPS-3

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to U.S. Equities of the Index—The return on the Notes is linked to the performance of the Index from the Initial Level to the Final Level, as described in this preliminary pricing supplement. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth below under “Description of the Index”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that the Notes initially mature on the final day of the observation dates (or on the first observation date on which the level of the Index is less than or equal to the Floor Level) and a new instrument is then issued for the remainder of the term of the Notes. Under such an analysis, you could be required to recognize short-term capital gain or loss on the final day of the observation dates (or on the first observation date on which the level of the Index is less than or equal to the Floor Level) equal to the change in the value of the Notes from the Issue Date to the final day of the observation dates (or on the first observation date on which the level of the Index is less than or equal to the Floor Level). Also, your holding period in respect of the new instrument could be treated as beginning on the first day after the final day of the observation dates (or on the first observation date on which the level of the Index is less than or equal to the Floor Level) regardless of whether you are required to recognize short-term capital gain or loss on the final day of the observation dates (or on the first observation date on which the level of the Index is less than or equal to the Floor Level).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS-4

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss; You May be Exposed to Any Declines from the Initial Level to the Final Level of the Index—The Notes do not guarantee any return of principal. If the Index Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Level declines from the Initial Level. If the Final Level declines from the Initial Level, you will lose an amount equal to 1.00% of the principal amount of your Notes for every 1.00% that the Index Return falls below its Initial Level. As such, you may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—The potential total return on the Notes is limited by the Maximum Return at maturity. Assuming the Maximum Return is set at 13.00% on the Initial Valuation Date, if the Index appreciates by 13.00% or more, you will be limited to a 13.00% return, which is the equivalent to a maximum payment at maturity of $1,130.00 per $1,000 principal amount Note that you hold. As such, any increase in the Final Level over the Initial Level by more than 13.00% will not increase your return on the Notes.

•

The Initial Level Will Not Be Determined Until the Final Observation Date—Because the Initial Level will be the lowest Index Closing Level that is observed on the scheduled Observation Dates, subject to the Floor Level, the Initial Level will not be determined until July 18, 2013, the final Observation Date. Accordingly, you will not know the Initial Level for a significant period of time after the date we price the Notes or the Initial Valuation Date. However, in no circumstances will the Initial Level be less than 90.00% of the Index Closing Level on the Initial Valuation Date.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level on the Final Valuation Date—The Final Level of the Index will be based solely on the Index Closing Level on the Final Valuation Date. Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not

PPS-5

provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the S&P 500® Index

All information regarding the Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Index is calculated, maintained and published by S&P Dow Jones.

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.The S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the S&P 500® Index

                 S&P Dow Jones chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P Dow Jones for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$4.0 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P Dow Jones may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

PPS-6

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this the return on the Notes will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500® Index

As of September 16, 2005, S&P Dow Jones has used a full float-adjusted formula to calculate the S&P 500 Index. With a float-adjusted index, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor (“IWF”) and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects.

Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock option plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by certain asset managers, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Effective as of September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by these asset managers, were removed from the float for purposes of calculating the Index.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, the IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, the multiple classes are combined into one class with an adjusted share count. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

PPS-7

As discussed above, the value of the S&P 500 Index is the quotient of (1) the total float-adjusted market capitalization of the Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

Additional information on the S&P 500® Index is available on the following website: http://www.standardandpoors.com. We are not incorporating

License Agreement

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Total Return (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. The only relationship of S&P Dow Jones Indices’ or any of their subsidiaries or affiliates to Barclays Bank PLC is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PPS-8

Historical Information Regarding the S&P 500® Index

The following table sets forth the high and low closing levels as well as end-of-quarter closing levels of the S&P 500 Index, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 30, 2007	1459.68	1374.12	1420.86
June 29, 2007	1539.18	1420.86	1503.35
September 28, 2007	1553.08	1406.70	1526.75
December 31, 2007	1565.15	1407.22	1468.36
March 31, 2008	1447.16	1273.37	1322.70
June 30, 2008	1426.63	1278.38	1280.00
September 30, 2008	1305.32	1106.39	1166.36
December 31, 2008	1161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1071.66	879.13	1057.08
December 31, 2009	1127.78	1025.21	1115.10
March 31, 2010	1174.17	1056.74	1169.43
June 30, 2010	1217.28	1030.71	1030.71
September 30, 2010	1148.67	1022.58	1141.20
December 31, 2010	1259.78	1137.03	1257.64
March 31, 2011	1343.01	1256.88	1325.83
June 30, 2011	1363.61	1265.42	1320.64
September 30, 2011	1353.22	1119.46	1202.09
December 30, 2011	1285.09	1099.23	1257.60
March 30, 2012	1416.51	1277.06	1408.47
June 29, 2012	1419.04	1278.04	1362.16
September 28, 2012	1465.77	1334.76	1440.67
December 31, 2012	1461.40	1353.33	1426.19
March 28, 2013	1569.19	1457.15	1569.19
April 18, 2013*	1593.37	1541.61	1541.61

*	For the period commencing April 1, 2013 and ending on April 18, 2013

The following graph sets forth the historical performance of the S&P 500 Index based on daily closing levels from January 2, 2008 through April 18, 2013. The closing level of the S&P 500 Index on April 18, 2013 was 1541.61.

We obtained the S&P 500® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the S&P 500® Index on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-10